Exhibit 10.1
IDM PHARMA, INC.
2008 RETENTION COMPENSATION AND BONUS PLAN FOR CERTAIN
EXECUTIVE EMPLOYEES
This 2008 Retention Compensation and Bonus Plan for Certain Executive Employees (the “Plan”) is established by IDM Pharma, Inc., a Delaware corporation (the “Company”), effective as of June 25, 2008 as to certain executive officers of the Company (the “Effective Date”).
1. Purpose of the Plan. The Company considers it essential to the operation of the Company that certain of its executive officers, Robert De Vaere, Jeff Sherman, and Tim Melkus, be encouraged to remain employed by the Company while the Company attempts to effect a sale of the Company or substantially all of its assets and pursues a positive opinion from CHMP regarding the Company’s L-MTP-PE compound. The Plan is meant to supplement and work in conjunction with (and, except as provided herein, not to replace) the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purposes.
2. Definitions.
     (a) “Base Salary” shall mean the Participant’s base pay (excluding incentive pay, premium pay, commissions, overtime, bonuses and other forms of variable compensation), at the rate in effect during the last regularly scheduled payroll period immediately preceding the Participant’s Qualifying Termination date. For any Participants that are regular part-time employees, “Base Salary” shall mean the pro-rata equivalent of the Participant’s base pay which reflects the part-time status of the Participant.
     (b) “Board” shall mean the Board of Directors of the Company or a committee or management designee thereof.
     (c) “Cause” shall mean, with respect to a particular Participant, the occurrence of any of the following: (i) such Participant’s conviction of any felony or any crime involving fraud or dishonesty that has had or could reasonably be expected to have a material adverse effect on the business of the Company; (ii) such Participant’s participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company or any employee or agent of any of them that has had or could reasonably be expected to have a material adverse effect on the business of the Company; (iii) such Participant’s breach of any term of any contract between such Participant and the Company that has had or could reasonably be expected to have a material adverse effect on the business of the Company; or (iv) such Participant’s violation of one or more Company policies that has had or could reasonably be expected to have a material adverse effect on the business of the Company. Notwithstanding the foregoing, such Participant’s death or disability shall not constitute Cause. The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.
     (d) “Change of Control” shall mean the first occurrence of any of the following (during the term of the Plan):

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          (i) a merger or consolidation of the Company after which the Company’s stockholders immediately prior to the merger or consolidation do not have beneficial ownership of at least 50% of the outstanding voting securities of the new or continuing entity or its parent entity;
          (ii) a transaction to which the Company is a party and in which a majority of the outstanding shares of the Company’s capital stock are sold, exchanged or otherwise disposed of, after which the Company’s stockholders immediately prior to such transaction do not have beneficial ownership of at least 50% of the outstanding voting securities of the Company or of the entity for which shares of the Company’s capital stock were exchanged; or
          (iii) a transaction or series of related transactions in which the Company sells, licenses or otherwise transfers for value all or substantially all of its assets, in order to effect a sale of the Company’s business as a going concern, to a single purchaser or group of associated purchasers.
     The term Change of Control shall not include any transaction effected exclusively for the purpose of changing the domicile of the Company.
     (e) “Participation Agreement” shall mean the written instrument setting forth the Participant’s potential Plan Benefits and other terms of participation in the Plan.
     (f) “Participant” shall mean an individual identified in Section 1 above.
     (g) “Plan Benefits” mean the applicable potential Plan benefits described in Section 3 below and set forth in the Participant’s Participation Agreement.
     (h) “Qualifying Termination” shall mean termination of a Participant’s employment prior to the applicable Trigger Date (as defined below) either (i) by the Company involuntarily without Cause; or (ii) by the Company or its successor in connection with a Change of Control of the Company involuntarily without Cause; or (iii) due to the Company’s cessation of business operations.
     (i) “Retention Bonus” with respect to a Participant shall mean the Retention Bonus amount specified in the Participant’s Participation Agreement.
     (j) “Severance Bonus” with respect to a Participant shall mean the Severance Bonus specified in the Participant’s Participation Agreement.
     (k) “Success Bonus” with respect to a Participant shall mean the Success Bonus amount specified in the Participant’s Participation Agreement, which shall, provided that the Participant is then employed by the Company, be payable upon the earlier occurrence of either 1) the issuance of a positive opinion from CHMP regarding L-MTP-PE prior to December 31, 2008, as determined by the Compensation Committee of the Board or 2) a Change of Control of the Company effective on or before December 31, 2008.
     (l) “Trigger Date” shall mean December 31, 2008.

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3. Operation of the Plan. The Plan will operate through establishment of a potential Retention Bonus (and a compensating Severance Bonus in lieu thereof) and a Success Bonus for each Participant, which will be determined by the Board in its sole discretion after consulting with the management of the Company and set forth on the Participant’s applicable Participation Agreement (collectively, the “Plan Benefits”). As reflected on the Participation Agreements, Participants will be eligible to receive either a potential Retention Bonus or a Severance Bonus, but not both, and a potential Success Bonus. Once determined, a Participant’s potential Plan Benefits may be increased, subject to the terms and conditions of the Participation Agreement and the Plan, by the Board by notification in writing to the Participant and acceptance by the Participant of any conditions established for the increase.
4. Eligibility to Participate. An individual shall be eligible to participate in the Plan if he or she is designated as a Participant in the Plan by the Board, provided he or she accepts such designation and agrees that participation is subject to such terms as determined by the Company at the time of designation and set forth in the Participation Agreement.
5. Eligibility for Payment of Plan Benefits. Unless otherwise provided in the Participation Agreement, payment of Plan Benefits shall be made subject to satisfaction of the following conditions:
     (a) Retention Bonus Payments. Any Participant who is eligible to receive a Retention Bonus shall, on the date that is 10 days after the Trigger Date, be entitled to payment of 100% of the Retention Bonus.
     (b) Severance Bonus Payments. Any Participant who has a Qualifying Termination prior to his or her applicable Trigger Date shall be entitled to payment of a Severance Bonus, in lieu of a Retention Bonus, in a single lump sum within 10 days following the delivery to the Company of an effective Release as required by Section 5(d) below.
     (c) Success Bonus Payment. Any Participant who is eligible to receive a Success Bonus shall, be entitled to payment of 100% of the Success Bonus provided that such Participant is an employee of the Company on the effective date of the event specified in Section 2(k) above which otherwise qualifies Participant for payment of the Success Bonus.
     (d) Effective Release Requirement. Payment of any Plan Benefits triggered by a Qualifying Termination of the Participant’s employment are conditioned upon the Participant’s delivery of a release and waiver in the form attached as Exhibit A hereto or such other form as may be required by the Company (the “Release”), and permitting the Release to become fully effective in accordance with its terms; provided further that as a condition to receiving such Plan benefits, the Participant must deliver the executed Release to the Company within the time period set forth therein, but in no event later than 45 days following the date of the Qualifying Termination. Failure to timely satisfy the foregoing effective Release delivery requirement will result in a Participant’s forfeiture of the right to receive Plan benefits in connection with a Qualifying Termination.

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     (e) Section 409A Compliance. Payment of Plan Benefits are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations and thereby exempt from application of Section 409A of the Internal Revenue Code.
6. Unsecured Benefits. The Participant’s sole right to Plan benefits shall be as a general unsecured creditor of the Company and any acquiring or surviving company.
7. Parachute Payments. Anything in the Plan to the contrary notwithstanding, if any payment or benefit a Participant would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (1) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (2) the Payment or a portion thereof after payment of the applicable Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in such Participant’s receipt, on an after-tax basis, of the greatest amount of the Payment to the Participant. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless the Participant elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Participant’s stock awards unless such Participant elects in writing a different order for cancellation. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Participant within 15 calendar days after the date on which the Participant’s right to a Payment is triggered (if requested at that time by the Company or the Participant) or such other time as requested by the Company or the Participant. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and the Participant with an opinion reasonably acceptable to such Participant that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding on all persons. Any reduction of a Participant’s Plan Benefits shall not increase the Plan Benefits of any other Participant.
8. Right To Interpret, Amend Plan; Other Arrangements.
     (a) Exclusive Discretion. The Board will have the exclusive discretion and authority (i) to establish rules, forms and procedures for the administration of the Plan, (ii) to construe and interpret the Plan and (iii) to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan including, but not limited to, the eligibility to participate in the Plan and the amount of benefits paid under the

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Plan. Such rules, interpretations, computations and other actions of the Board will be final and binding on all persons.
     (b) Term Of Plan; Amendment; Binding Nature Of Plan.
          (i) Notwithstanding anything to the contrary in this Section 8, the Plan shall terminate immediately prior to January 1, 2009 unless the Board approves an extension of the Plan.
          (ii) Subject to the other provisions of this Section 8, the Company’s obligations to provide benefits hereunder to which Participants have accrued rights to benefits on or prior to December 31, 2008 shall survive until all such benefits have been paid.
          (iii) Any action amending Plan Benefits shall be in writing and executed by an officer of the Company duly authorized by the Board and by any Participant whose consent is required pursuant to Section 3.
9. No Guarantee of Employment. The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants, whose employment shall remain at-will and subject to termination by either the Company or Participant at any time, with or without cause or notice.
10. No Assignment or Transfer by Participant. None of the rights, benefits, obligations or duties under the Plan may be assigned or transferred by any Participant except by will or under the laws of descent and distribution. Any purported assignment or transfer by any such Participant shall be void.
11. Governing Law. The rights and obligations of a Participant under the Plan shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles.
12. Withholding of Compensation. The Company shall deduct and withhold from the Plan Benefits payable to Participants hereunder, or compensation or other amounts otherwise payable in connection with such Participants’ employment, any amounts required to be deducted and withheld by the Company under the provisions of any applicable federal, state and local statute, law, regulation, ordinance or order. Unless the Company’s withholding obligations are satisfied the Company shall have no obligation to pay Plan Benefits.
13. Assumption by Acquirer. The Company’s obligations to pay Plan benefits to Participants hereunder shall be deemed to have been appropriately satisfied if the acquiring or surviving person or entity in a Change of Control assumes such obligations and pays such Plan Benefits as provided hereunder.

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EXHIBIT A
RELEASE AND WAIVER OF CLAIMS
TO BE SIGNED FOLLOWING A QUALIFYING TERMINATION
     In consideration of the payments set forth in the IDM Pharma, Inc. 2008 Retention Compensation Plan (the “Plan”), I, _______________ [ name] hereby furnish IDM Pharma, Inc. (the “Company”), with the following release and waiver (“Release and Waiver”).
     In exchange for the consideration provided to me by the Plan that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).
     I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.
     I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am 40 years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; (c) I have twenty-one (21) [forty-five (45), in case of “group” termination] days in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the eighth day after I execute this Release and Waiver and the revocation period has expired (the “Effective Date”). [If “group” termination, include following sentence and Exhibit 1.] I further acknowledge that I have received the disclosure required by 29 U.S.C. § 626 (f)(1)(H), attached as Exhibit 1 hereto.
     I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement (“PIIA”). I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the compensation I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with the PIIA.
     This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized member of the Board of Directors of the Company.

Date: ____________________	By:
[name]

EXHIBIT 1
Disclosure Under Title 29 U.S. Code Section 626(f)(1)(H)
Confidentiality Provision: The information contained in this document is private and confidential. You may not disclose this information to anyone except your professional advisors.
Employees who become eligible to receive Plan Benefits pursuant to the Company’s 2008 Retention Compensation and Bonus Plan for certain Executive Employees will receive such Benefits only following the Effective Date of the foregoing Release and Waiver. An eligible employee age 40 or more years will have up to forty-five (45) days to review the terms and conditions of the Release and Waiver.
Participation in The Program

Job Title	Age Of Those Eligible	Age Of Those Not Eligible